EXHIBIT 99.1

Contact:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES TO RESTATE CERTAIN PREVIOUSLY-ISSUED FINANCIAL

STATEMENTS FOR ACCOUNTING UNDER SFAS 133

YOUNGSVILLE, NC, August 10, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that based on the findings of its previously-announced review of the accounting treatment related to interest rate swaps that it entered into in June 2005, it will restate certain of its previously-issued financial statements.

“The interest rate swap transactions that are the subject of this restatement provide effective economic hedges and this change in accounting method will not minimize the benefits from this risk management strategy,” said Thomas Gutierrez, Chief Executive Officer of Xerium Technologies. “Accounting for hedging activities is an extremely complex area and we are committed to making sure that we make the proper adjustments now, and that future periods will be accounted for properly. This is a technical accounting issue which we expect will affect only interest expense and income taxes thereon and the resultant impact on net income (loss). This issue will not impact our cash flow or the operating results we announced earlier this week, including sales, income from operations and Adjusted EBITDA.”

Background:

The restatement will correct the Company’s accounting for the fair value of its interest rate swap agreements that it entered into in June 2005. To date, the Company has accounted for these interest rate swaps as hedging instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The fair value of these interest rate swap agreements was adjusted quarterly, with the changes recorded as deferred gains or losses on the Company’s consolidated balance sheet with the offset recorded in accumulated other comprehensive loss, net of tax. It has been determined that the swaps do not qualify as hedging instruments because the Company inappropriately applied the ‘short-cut’ method to evaluate these interest rate swaps for hedge accounting purposes from the date of inception. Accordingly, the Company will recognize the change in the fair value of these swaps as a component of earnings for past and future periods.

Financial Statements to be Restated:

The consolidated financial statements expected to be restated are the consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years 2006 and 2005 and the Company’s unaudited quarterly financial statements during these years, commencing with the quarter ended June 30, 2005, and the quarter ended March 31, 2007. These consolidated financial statements, as filed, contain errors and should therefore not be relied upon. As a result of this determination, related reports of the Company’s independent registered public accounting firm on the consolidated financial statements and internal control over financial reporting included in the annual report on Form 10-K for the year ended December 31, 2006 should no longer be relied upon.

Following completion of its work and that of its independent registered public accounting firm, the restatement of the Company’s financial results will be effected as soon as practicable by the filing of an amended annual report for the year ended December 31, 2006 and an amended quarterly report on Form 10-Q for the quarter ended March 31, 2007.

The accounting review was initiated to address a matter involving the Company’s historical accounting for interest rate swap agreements that it entered into in June 2005. The Company identified the matter during the ordinary course of reviewing the Company’s interest rate swaps and financial results for the second quarter of 2007. It is necessary for the Company to complete these restatements in order to complete its quarterly report on Form 10-Q for the quarter ended June 30, 2007, and accordingly, this report was not filed by its due date, but is expected to be filed upon the completion of the restatement.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 33 manufacturing facilities in 14 countries around the world, Xerium Technologies has approximately 3,800 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

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